Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of The Valspar Corporation for the registration of $150,000,000 5.100% Notes due 2015 and to the incorporation by reference therein of our reports dated November 19, 2004, with respect to the consolidated financial statements of The Valspar Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 29, 2004 and the related Financial Statement Schedule of The Valspar Corporation included therein, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Minneapolis, Minnesota
September 28, 2005